Exhibit 10.2

 Sonos, Inc.
301 Coromar Drive
Santa Barbara, CA 93117
January 12, 2025
Thomas Conrad
c/o the email address contained in the records of Sonos, Inc. (“Sonos”)
Dear Tom:
This letter agreement sets forth our mutual understandings and agreements with respect to your services as Interim CEO of Sonos.
1.Interim CEO; No Fixed Term. You have agreed to serve as Interim Chief Executive Officer of Sonos. During that time, you will also continue to serve as a member of the Sonos Board of Directors. The term of your service as Interim CEO will commence as of Patrick Spence’s last day of employment and will continue until the appointment of a permanent CEO.
2.Cash Compensation. During your term as Interim CEO, you will be paid a base salary at an annual rate of $2,100,000 ($175,000 per month). You will not receive the compensation paid to Sonos non-employee directors during your period of service as Interim CEO.
3.RSU Grant. Effective as of your appointment, you will receive a grant $2.65 million of Sonos service-vesting restricted stock units (“RSUs”). The RSUs will vest at a rate of one-sixth per month of service as Interim CEO. Vesting will cease when your service as Interim CEO ends.

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If the foregoing is consistent with your understanding, please sign this letter agreement below to evidence our mutual agreement.
Very truly yours,

SONOS, INC.

/s/ Julius Genachowski
By: Julius Genachowski

ACCEPTED AND AGREED:

/s/ Thomas Conrad
Thomas Conrad